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                                                                    EXHIBIT 99.a
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[ONEOK LOGO]                                                [SOUTHWEST GAS CORPORATION LOGO]
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Contact:  Weldon Watson, 918/588-7158           Investor contact:  Laura Hobbs, 702/876-7237
Investor Relations and Communications            Media contact:  Roger Buehrer, 702/876-7132
ONEOK, Inc.                                                        Southwest Gas Corporation
P.O. Box 871, Tulsa, OK 74102-0871                            5241 West Spring Mountain Road
                                                                         Las Vegas, NV 89102
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For Immediate Release:  December 14, 1998


                     ONEOK AND SOUTHWEST GAS ANNOUNCE MERGER

           CREATES LARGEST INDEPENDENT GAS DISTRIBUTION COMPANY IN THE
                                  UNITED STATES

         Tulsa, Oklahoma and Las Vegas, Nevada - ONEOK, Inc., (NYSE:OKE) and Southwest Gas Corporation (NYSE:SWX) today announced that their boards of directors have unanimously approved a definitive merger agreement. ONEOK will pay $28.50 per share of Southwest Gas common stock outstanding, valuing Southwest Gas at approximately $1.8 billion, including assumed debt. The transaction is expected to be accretive in the first full year of operations.

         The merger will create the largest stand-alone gas distribution company in the United States serving 2.6 million customers in five states with over 160 years of combined experience in the natural gas distribution business. ONEOK's acquisition of Southwest Gas combines the financial strength of ONEOK with the country's fastest-growing gas distribution utility. ONEOK will be the primary gas distribution company in Arizona, Kansas, Nevada and Oklahoma and will also have a strong presence in the state of California.

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         Larry Brummett, chairman and chief executive officer of ONEOK, said,
"We are excited about the opportunities this merger provides for the employees and customers of ONEOK and Southwest Gas. ONEOK has demonstrated its ability to profitably merge gas distribution operations, while enhancing service to customers and opportunities for employees. We are confident this merger will create value for our shareholders through increased earnings growth in a deregulating energy marketplace."

         Brummett added, "Southwest Gas has a talented employee base with skills that are very complementary to ONEOK's. We believe the expertise of ONEOK as a fully integrated gas distribution company with gas production, marketing and processing will create new opportunities at Southwest Gas. Southwest Gas serves two of the fastest-growing states in the country - Arizona and Nevada - as well as a portion of California, and we look forward to profitably developing this growth with our new partner."

         Michael Maffie, president and chief executive officer of Southwest Gas, said, "The new company will be solid financially with strong cash flow to enhance growth opportunities in the rapidly expanding Southwest Gas service territories and will minimize regulated business risks with the diversified geographic exposure of five states."

         The terms of the transaction call for three Southwest Gas board members to join ONEOK's board, filling a current vacancy and two positions that will be vacated due to retirements in 1999. Southwest Gas will operate as a division of ONEOK, Inc., and will retain its name in the local markets it serves. Larry Brummett said, "The merger is not expected to result in employee layoffs, and we would expect future employee adjustments to be the result of attrition and/or voluntary separation."

         Brummett added, this transaction enhances ONEOK's position as a strong regional energy company and affirms our belief in the dynamic growth potential of the natural gas industry.



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         The transition is subject to customary conditions including approval from Southwest Gas shareholders and state regulators in Arizona, California and Nevada and the Federal Energy Regulatory Commission. The merger is expected to be accounted for using the purchase method, and the transaction is expected to close during the fall of 1999.

         Southwest Gas provides natural gas to approximately 1.2 million customers in Arizona, Nevada and California. Its service territories are centered in the fastest-growing region of the country.

         ONEOK, Inc., is engaged in natural gas intrastate distribution and transmission, gas processing, gas marketing and gas production. ONEOK has approximately 31.6 million shares of common stock.

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STATEMENTS CONTAINED IN THIS RELEASE THAT INCLUDE COMPANY EXPECTATIONS OR
PREDICTIONS OF THE FUTURE ARE FORWARD-LOOKING STATEMENTS INTENDED TO BE COVERED BY THE SAFE HARBOR PROVISIONS OF THE SECURITIES ACT OF 1933 AND THE SECURITIES EXCHANGE ACT OF 1934. IT IS IMPORTANT TO NOTE THAT THE ACTUAL RESULTS OF COMPANY EARNINGS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN SUCH FORWARD-LOOKING STATEMENTS. INFORMATION IS AVAILABLE ON THE INTERNET WORLD WIDE WEB AT HTTP://WWW.ONEOK.COM AND HTTP://WWW.SWGAS.COM.